EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[LETTERHEAD OF MONROE SHINE & CO., INC.]

We consent to the incorporation by reference in First Capital, Inc.’s Registration Statements on Form S-8 (File Nos. 333-159584, 333-95987 and 333-76543) of our report dated January 15, 2010 contained in this Annual Report on Form 10-K for First Capital, Inc. for the year ended December 31, 2009.

/s/ MONROE SHINE & CO., INC.

New Albany, Indiana

March 26, 2010